Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of POET Technologies Inc. on Form F-10 (File No. 333-213422) of our report dated April 29, 2020, with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2019, December 31, 2018 and December 31, 2017 and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, which report is included in this Annual Report on Form 20-F of POET Technologies Inc. for the year ended December 31, 2019.

Marcum llp

New Haven, CT

April 29, 2020